March 2, 2021

TO:
All Stockholders
(Addressed Individually)

SUBJECT:            Report from the President

Meeting Member Needs

My March 9, 2020 report to members provided the first FHLBNY update on the Coronavirus. By the end of that week, we – along with many other employers in New York City – had begun to move into a remote posture. At the time, no one could have anticipated the full scope of the pandemic, or that, one year later, countless companies across the nation would still be operating remotely, the FHLBNY included.

But there was one thing we were sure of back at the onset of the crisis: our ability to serve our members. In that March 2020 report, I stated:

“We believe that the FHLBNY is well-positioned to continue to meet member needs in the event of a potential prolonged disruption.”

Over the past year, we have weathered intense market turmoil, repeated surges in national infection rates and shifting local public health mandates – not to mention a winter of historic snowfall – and yet we have seen no impact on our operations or our ability to meet our members’ needs. As I stated in March 2020, in any and all operating environments, the FHLBNY is focused on remaining a reliable partner to our members.

Closing the Books on 2020

Last year certainly put “any and all” to the test – presenting an operating environment no one could have imagined, let alone previously experienced. And yet, throughout 2020, members relied on the FHLBNY credit products and grant programs to respond to the crisis, support their balance sheet strategies and provide much-needed assistance to their communities and customers. Whether operating from our offices or, more often than not in 2020, remotely, the entire FHLBNY team delivered the full value of membership every day.

Later this month, we will file our Form 10-K for 2020, officially closing the books on a most challenging and volatile year. And yet, despite these challenges, the FHLBNY continued to perform well for our members, as reflected in our Fourth Quarter and Full-Year 2020 Operating Highlights, which we issued on February 23. For the year, we earned $442.4 million, and posted a return on average equity of 5.59 percent – both lower than 2019 results, but certainly reflective of strong performance in a difficult year. Our results were bolstered by larger average advances balances sustained during the year, showcasing how our members’ use of our products in turn support our results. We provided an attractive return on this investment in our cooperative, returning $331.6 million in dividends to members from 2020 income, for a full-year dividend rate of 5.41 percent. During the year, we allocated $49.2 million from our 2020 earnings for our Affordable Housing Program, positioning our cooperative to continue to make a significant and tangible impact on housing opportunities this year, as our region looks to recover from the pandemic and resulting economic and health crises. Most importantly, we closed the year with $92.1 billion in liquidity flowing through communities across our District.

A Continued Focus on Our “What”

At its February 2021 meetings, our Board approved our fourth quarter 2020 dividend declaration, and also reviewed our Operating Highlights announcement. The oversight and guidance provided by our Board throughout the year is always vital, especially during the challenges of 2020. But the role of an FHLBNY Director extends beyond the boardroom.

Last month, Director Buster Soaries, who is Senior Pastor of the First Baptist Church of Lincoln Gardens and who has served as an Independent Director of our cooperative since 2009, was the keynote speaker for the Bank’s first annual Black History Month Celebration – a webinar event developed by our Workplace Inclusion Team to share both the history of Black History Month and personal stories. I thank Director Soaries for taking the time to share his insights and experiences, making the event something that both reflected and strengthened our culture.

As Director Soaries stated at the event, “before we lift our voices, we need to open our ears. The more we listen to each other and get a better understanding of each other, we speak with a more informed voice.” The webinar, which brought more than 200 of my FHLBNY colleagues together, went a long way in creating a better understanding of the importance of this annual celebration of Black history.

Towards the end of his remarks, Director Soaries perfectly captured the FHLBNY’s response to the pandemic and the isolation it has created for so many. He stated that while our “how” has changed – that is, the way we currently conduct our business in a remote posture – our “what” remains the same. Our “what” is our mission – serving as a reliable source of liquidity to our members and a stable and supportive partner to our communities. Director Soaries noted that, throughout the pandemic, our team has been flexible, adaptable and nimble enough to ensure that we continue to meet our mission. That “what” continues to be our focus, and as we continue to prove throughout the pandemic, the FHLBNY will always be there for our members, acting on our mission.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.